Item 77C
Salomon Brothers Capital and Income Fund Inc.

Results of a Special Meeting of Shareholders
On November 22, 2005, a Special Meeting of Shareholders was
held to approve a new management agreement. The following
table provides the number of votes cast for, against
or withheld, as well as the number of abstentions and broker non-votes as to this matter at the Special Meeting of Shareholders.
Item Voted On       	  Votes For      Votes Against	Abstentions
New Management Agreement 14,381,744         1,904,717	  749,012
Results of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Salomon Brothers
Capital and Income Fund Inc. was held on February 27, 2006,
for the purpose of considering and voting upon the election
of Directors. The following table provides information
concerning the matter voted upon on the Meeting:
Nominees                 Votes For        Votes Withheld
Carol L. Colman         28,375,113            906,534
Daniel P. Cronin        28,408,680            872,967
At April 30, 2006, in addition to Carol L. Colman and Daniel
P. Cronin, the other
Directors of the Fund were as follows:
Leslie H. Gelb
R. Jay Gerken
William R. Hutchinson
Riordan Roett
Jeswald W. Salacuse